HEI Exhibit 10

American Savings Bank P.O. Box 2300 Honolulu, Hawaii 96804-2300

TO:	Timothy Schools President	May 1, 2009

FROM:	Constance H. Lau Chairman and CEO

SUBJECT:	Purchase of Schools’ Residence

The Company (ASB) agrees to purchase your current residence at 4040 Black Point Road (“Schools’ Residence”) under the following terms and conditions:

A. The Company shall have the right to and shall purchase the Schools’ Residence at any time on or before the earlier of 6/30/2011 or your termination as an employee of ASB, provided that: (i) you remain employed by ASB in your current capacity through 12/31/2010 or such earlier date as the Company may determine in its sole discretion; and (ii) you shall not have been terminated for cause.

B. The purchase price for the Company will be the same closing price at which you acquired the house in 2007 – i.e., $3.635 million – less normal closing costs borne by seller, including a 6% broker’s commission; in the event the Company sells the residence within one year and incurs less than a 6% broker’s commission, the delta in commission paid shall be refunded to you.

C. Prior to the Company purchasing the Schools’ Residence, you shall be responsible for maintaining the house in good repair and saleable condition; you shall also be responsible for risk of loss and any material defects in the house; the Company shall be entitled to have the house inspected for material defects and the cost for remedying defects (if any) shall be offset against the purchase price.

D. The Company shall control all marketing of the Schools’ Residence, including when to initially place the house for sale on the market; it is agreed that the Company may place the house on the market while your family and you are still residing therein.

This agreement is for the purpose of protecting you and your family with respect to the price of the house you acquired to relocate your family from the mainland to Hawaii in order to join ASB. This agreement will not apply if you remain in Hawaii for any reason beyond your employment at ASB.

AMERICAN SAVINGS BANK, F.S.B.

By	/s/ Constance H. Lau
Constance H. Lau
Chair of the Board of Directors and CEO